Exhibit 99.1 Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FISCAL 2019 THIRD QUARTER FINANCIAL RESULTS

Sales of $56.0 Million, Increased 11% Year-Over-Year, or 12% in Constant Currency, Fueled by Strong Growth in Both the Enterprise and Education Divisions

Subscription and Related Sales Increased 27% Year-Over-Year

Results of Operations Improved by $0.7 Million Year-Over-Year

Adjusted EBITDA of $3.1 Million, Increased by $2.5 Million Year-Over-Year, Increased $2.8 Million in Constant Currency

Operating Cash Flows Increased 117% to $18.6 Million For Fiscal 2019 Year-To-Date Compared with $8.6 Million in Fiscal 2018 Year-To-Date

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, tools, and services that organizations and individuals use to transform their results, today announced strong financial results for its third quarter of fiscal 2019, which ended on May 31, 2019.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Our strong third quarter and year-to-date performance reinforced four key themes.  First, our better-than-expected results in the third quarter continued to be broad-based, driven by the combination of higher-than-expected sales, higher gross margins, and a high flow-through of increases in revenue to increases in Adjusted EBITDA and cash flow.  Second, these strong results are being driven by the strong growth in subscription and related sales, which grew 27% in the third quarter.  Third, our subscription business model’s high recurring revenue, strong and expanding gross margins, mostly-variable selling costs, and low capital intensity is driving significant and rapid growth in profitability and cash flow.  Fourth, we are continuing to aggressively expand our sales force to take advantage of what we believe is an extraordinary sales force expansion opportunity.”

Whitman concluded, “We are pleased with the strong performance in our Enterprise Division.  With the aggressive expansion of our sales force, and the anticipated strength in Education Division operations, especially in the fourth quarter of fiscal 2019, we believe Franklin Covey is ideally positioned to accelerate its revenue, Adjusted EBITDA, and cash flow growth during fiscal 2019 and beyond.”

Franklin Covey delivered the following results for its third quarter of fiscal 2019:

Financial Overview

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Net Sales:  Consolidated revenue for the third quarter of fiscal 2019 increased 11%, or $5.5 million, to $56.0 million compared with net sales of $50.5 million in the third quarter of fiscal 2018.  Excluding the impact of foreign exchange, the Company’s consolidated sales grew 12% compared with the prior year.  Sales increases were generally broad-based across the Company’s operations.

Enterprise Division sales increased 9% to $43.4 million compared with $39.9 million in last year’s third quarter.  Excluding the impact of foreign exchange, Enterprise Division sales grew 10% compared with the prior year.  Enterprise Division sales increased through broad-based growth in both domestic and international sales offices from subscription services and from increased onsite presentations.  The previous acquisition of the licensee that served Germany, Switzerland, and Austria (GSA) added $0.6 million of new international direct offices revenue during the quarter and is expected to provide significant future growth opportunities.  Education Division revenues increased 20% to $11.1 million compared with $9.2 million in the third quarter of fiscal 2018, primarily due to increased subscription service revenues and increased symposium events.
◾
Adoption of ASC 606:  On September 1, 2018, the Company adopted the new revenue recognition rules found in Accounting Standards Codification (ASC) Topic 606.  The adoption of this standard decreased reported sales by $0.2 million, primarily in the Education Division, and increased the loss from operations by $0.2 million during the quarter ended May 31, 2019.  The financial statement results referenced in this press release include the impact of the adoption of ASC Topic 606.

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Deferred Subscription Revenue and Unbilled Deferred Revenue:  At May 31, 2019, the Company had $63.7 million of billed and unbilled deferred subscription revenue, a $14.1 million, or 28% increase, over May 31, 2018.  The Company’s balance of deferred subscription revenue (billed) grew 16% in the third quarter to $39.9 million compared with the end of last year’s third quarter.  The Company’s balance of unbilled deferred subscription revenue increased to $23.7 million at May 31, 2019, which represents a 58% increase over unbilled deferred revenue at May 31, 2018.  Unbilled deferred revenue represents business that is contracted but unbilled and excluded from the Company’s balance sheet.

◾
Gross profit:  Third quarter 2019 gross profit increased 14% to $39.7 million compared with $34.9 million in the prior year.  The increase in gross profit was primarily due to increased sales as described above.  The Company’s gross margin for the quarter ended May 31, 2019 increased to 70.8% compared with 69.2% in the third quarter of fiscal 2018.

◾
Operating Expenses:  The Company’s selling, general, and administrative (SG&A) expenses for the quarter increased by $3.8 million compared with the prior year but remained flat as a percent of sales.  Increased SG&A expense was primarily related to increased associate costs resulting from increased commissions and increased bonuses on higher sales, a $0.9 million increase in the contingent consideration liability from a previous business acquisition, increased non-cash stock-based compensation expense, and the addition of GSA personnel, who were formerly employed by an unrelated licensee.

◾
Operating Income (Loss):  The Company reported a loss from operations for the third quarter, but its loss improved by $0.7 million to $(1.9) million compared with $(2.6) million in the third quarter of the prior year.  Excluding the impact of foreign exchange, the Company’s operating loss improved by $1.0 million compared with the third quarter of the prior year.

◾
Adjusted EBITDA:  Adjusted EBITDA for the third quarter improved $2.5 million to $3.1 million, compared with $0.6 million in the third quarter of fiscal 2018.  In constant currency, Adjusted EBITDA in the third quarter improved $2.8 million compared with the third quarter of fiscal 2018.

◾
Income Taxes:  The lower tax benefit rate in the third quarter of fiscal 2019 was primarily due to changes resulting from the 2017 Tax Act, and included a reduced U.S. statutory rate, tax expense from Global Intangible Low-taxed Income, nondeductible expenses, and effective foreign tax rates which were significantly higher than the U.S. federal statutory rate.

◾
Net Income (Loss):  The Company reported a third quarter 2019 net loss of $(2.0) million compared with a net loss of $(2.5) million in the third quarter of fiscal 2018, reflecting the sharply reduced income tax benefit described above.

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Cash Flows from Operating Activities:  The Company’s cash flows from operating activities increased 117% to $18.6 million through the first three quarters of fiscal 2019, compared with $8.6 million through the first three quarters of fiscal 2018.

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Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $10.9 million of cash at May 31, 2019, compared with $10.2 million at August 31, 2018.  At May 31, 2019, the Company had $25.9 million of available borrowing on its revolving line of credit facility.

Fiscal 2019 Outlook

The Company reaffirms its previously announced Adjusted EBITDA guidance for fiscal 2019, which is expected to be in the range of $18 million to $22 million, excluding the impact of foreign exchange, compared with $11.9 million in fiscal 2018.

Fiscal 2019 Year-to-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2019 increased 11%, or $15.3 million, to $160.2 million compared with $144.9 million in the first three quarters of fiscal 2018.  Excluding the impact of foreign exchange, the Company’s sales grew 12% over the first three quarters of the prior year.  Enterprise Division sales increased 10% to $124.9 million compared with $113.7 million for the first three quarters of fiscal 2018.  Excluding the impact of foreign exchange, Enterprise Division sales increased 11% over the first three quarters of fiscal 2018.  Enterprise Division sales were favorably impacted by increased direct office revenues, both domestically and internationally, increased government services sales, and increased coaching revenues.  Education Division revenues increased 14%, or $3.7 million, to $31.1 million compared with $27.4 million in the first three quarters of the prior year.  Consolidated gross profit for the first three quarters of fiscal 2019 was $111.8 million compared with $100.5 million in the same period of the prior year.  Fiscal 2019 gross margin through May 31, 2019 remained strong at 69.8% compared with 69.4% in the first three quarters of fiscal 2018.

Selling, general, and administrative expenses for the first three quarters of fiscal 2019 increased $5.5 million compared with the same period of fiscal 2018 but decreased as a percent of revenue to 68.2% compared with 71.6% in the first three quarters of fiscal 2018.  The increase was primarily due to increased commissions on higher sales, new sales and sales related personnel, personnel at the Company’s new GSA direct office, and increased non-cash stock-based compensation expense.  Depreciation expense increased $1.3 million primarily related to significant information systems investments in fiscal 2018.  The Company’s loss from operations through May 31, 2019 improved to $(6.1) million compared with a loss of $(11.0) million in the first three quarters of fiscal 2018.  Adjusted EBITDA for the three quarters ended May 31, 2019 improved $6.7 million to $7.2 million compared with $0.5 million through the first three quarters of fiscal 2018.  Excluding the impact of foreign currency, Adjusted EBITDA for the first three quarters of fiscal 2019 increased $7.6 million compared with the prior year.  Net loss for the first three quarters of fiscal 2019 was $(6.9) million, or $(.49) per share, compared with a $(7.7) million loss, or $(.55) per share, in the same period of fiscal 2018.  The Company’s net loss during fiscal 2019 was impacted by the significant reduction in its effective tax benefit rate as previously described.

Earnings Conference Call

On Thursday, June 27, 2019, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 31, 2019.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 48751632.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/uof8kmnt.  A replay will be available from June 27 (7:30 p.m. ET) through July 4, 2019 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 48751632#.  The webcast will remain accessible through July 4, 2019 on the Investor Relations area of the Company’s Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2019; expected growth and profitability of the subscription-based business model; expected growth and profitability of the Education Division; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90% of the Fortune 100, more than 75% of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2019	2018	2019	2018

Net sales	$56,006	$50,461	$160,191	$144,939

Cost of sales	16,342	15,545	48,379	44,411
Gross profit	39,664	34,916	111,812	100,528

Selling, general, and administrative	38,713	34,910	109,282	103,830
Depreciation	1,556	1,267	4,806	3,547
Amortization	1,259	1,326	3,797	4,117
Loss from operations	(1,864)	(2,587)	(6,073)	(10,966)

Interest expense, net	(554)	(501)	(1,529)	(1,627)
Loss before income taxes	(2,418)	(3,088)	(7,602)	(12,593)

Income tax benefit	394	554	704	4,927
Net loss	$(2,024)	$(2,534)	$(6,898)	$(7,666)

Net loss per common share:
Basic and diluted	$(0.14)	$(0.18)	$(0.49)	$(0.55)

Weighted average common shares:
Basic and diluted	13,963	13,896	13,939	13,829

Other data:
Adjusted EBITDA(1)	$3,071	$588	$7,203	$524

(1)The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2019	2018	2019	2018
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(2,024)	$(2,534)	$(6,898)	$(7,666)
Adjustments:
Interest expense, net	554	501	1,529	1,627
Income tax benefit	(394)	(554)	(704)	(4,927)
Amortization	1,259	1,326	3,797	4,117
Depreciation	1,556	1,267	4,806	3,547
Stock-based compensation	1,051	446	3,040	2,182
Increase in contingent consideration liabilities	1,069	136	1,145	789
Licensee transition costs	-	-	488	-
ERP implementation costs	-	-	-	855

Adjusted EBITDA	$3,071	$588	$7,203	$524

Adjusted EBITDA margin	5.5%	1.2%	4.5%	0.4%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2019	2018	2019	2018
Sales by Division/Segment:
Enterprise Division:
Direct offices	$40,387	$36,331	$115,271	$103,802
International licensees	3,014	3,543	9,598	9,909
	43,401	39,874	124,869	113,711
Education Division	11,088	9,235	31,132	27,418
Corporate and other	1,517	1,352	4,190	3,810

Consolidated	$56,006	$50,461	$160,191	$144,939

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$29,836	$26,444	$84,200	$75,886
International licensees	2,432	2,735	7,515	7,601
	32,268	29,179	91,715	83,487
Education Division	6,846	5,501	18,668	16,094
Corporate and other	550	236	1,429	947

Consolidated	$39,664	$34,916	$111,812	$100,528

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$4,520	$2,190	$10,703	$5,913
International licensees	1,281	1,651	4,127	4,222
	5,801	3,841	14,830	10,135
Education Division	(181)	(901)	(1,355)	(2,894)
Corporate and other	(2,549)	(2,352)	(6,272)	(6,717)

Consolidated	$3,071	$588	$7,203	$524

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2019	2018
Assets
Current assets:
Cash	$10,858	$10,153
Accounts receivable, less allowance for
doubtful accounts of $4,170 and $3,555	52,113	71,914
Inventories	3,072	3,160
Income taxes receivable	-	179
Prepaid expenses and other current assets	13,016	14,757
Total current assets	79,059	100,163

Property and equipment, net	19,171	21,401
Intangible assets, net	48,873	51,934
Goodwill	24,220	24,220
Deferred income tax assets	6,455	3,222
Other long-term assets	10,086	12,935
	$187,864	$213,875

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$6,563	$10,313
Current portion of financing obligation	2,273	2,092
Accounts payable	7,428	9,790
Income taxes payable	415	-
Deferred revenue	45,168	51,888
Accrued liabilities	20,505	20,761
Total current liabilities	82,352	94,844

Line of credit	4,123	11,337
Term notes payable, less current portion	1,562	2,500
Financing obligation, less current portion	17,258	18,983
Other liabilities	8,193	5,501
Deferred income tax liabilities	210	210
Total liabilities	113,698	133,375

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	214,092	211,280
Retained earnings	53,528	63,569
Accumulated other comprehensive income	326	341
Treasury stock at cost, 13,097 and 13,159 shares	(195,133)	(196,043)
Total shareholders' equity	74,166	80,500
	$187,864	$213,875